CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated December 27, 2013, accompanying the consolidated financial statements of Good Times Restaurants, Inc., also incorporated by reference in the Form S-8 Registration Statements with registration numbers 333-60813, 333-98407, and 333-125150 and Form S-3 Registration Statements with registration numbers 333-122890 and 333-165189 of Good Times Restaurants, Inc., and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Registration Statements.

Hein & Associates LLP

Denver, Colorado

December 27, 2013